Exhibit 99.1

NEWS RELEASE

For Release on July 19, 2005 9:15 AM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer

Giga-tronics Announces Israel Ministry of Defense (IMOD) Contract
Award

     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) announced today that through a joint effort of its Microsource and ASCOR subsidiaries, it has received an order valued at approximately $2.0 million for compact high performance synthesizers and VXI slots for use in military communications systems.

     This was a significant win for Giga-tronics, because it was the first major contract received as a result of two subsidiaries combining their respective abilities. This team effort integrated the VXI expertise of ASCOR with the unique RF/microwave capabilities of Microsource. Microsource will serve as the project lead and will supply the system critical synthesizers, while ASCOR will manufacture the VXI slots, including the integration of the Microsource synthesizers. In a joint statement, Dan Markowitz, President of Microsource and Jeffery Lum, President of ASCOR said, “We are extremely pleased with this order. IMOD is a new customer and the project has excellent follow-on potential. It demonstrates that cooperative efforts of two subsidiaries can really make a difference.” Dan Markowitz further added, “Fulfilling this order with one of our new “advanced” synthesizers was particularly important to Microsource, because it was the direct outgrowth of our on-going commitment to product development.”

     Microsource designs and manufactures a family of microwave signal source sub-systems and components that include narrow/wide band free-running and phase locked oscillators, band-pass and band-reject filters, narrow/wide band frequency synthesizers and converters, as well as integrated front-end modules. The company’s products are primarily used in the telecommunication, test and measurement, and defense electronic markets. ASCOR designs and manufactures a complete line of switching modules and interface adapters for use in communications, military flight systems, industrial,

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medical and scientific automatic test applications. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad application in both commercial and military wireless telecommunications.

     Giga-tronics is a publicly held company, traded on the NASDAQ under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 26, 2005 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

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